Exhibit 10.1

Amendment to
GenVec, Inc. 2011 Omnibus Incentive Plan

The GenVec, Inc. 2011 Omnibus Incentive Plan (the “Plan”) is hereby amended as follows:

1. Section 4.1 of the Plan is hereby amended in its entirety to read as follows:

“Subject to adjustment as provided under the Plan, the total number of shares of Stock that are available for Awards under the Plan shall be equal to the sum of (i) one million four hundred forty thousand (1,440,000) shares of Stock, (ii) the number of shares of Stock available for awards under the Prior Plan as of the Effective Date and (iii) the number of shares of Stock subject to awards outstanding under the Prior Plan as of the Effective Date which thereafter (a) terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares of Stock, (b) are settled in cash in lieu of such shares of Stock or (c) are exchanged for the Committee’s permission, before the issuance of such shares of Stock, for compensatory awards not involving shares of Stock. Such shares of Stock may be authorized and unissued shares or treasury shares or any combination of the foregoing, as may be determined from time to time by the Board or by the Committee. Any of the authorized shares of Stock may be used for any type of Award under the Plan, and any or all of the shares of Stock may be allocated to Incentive Stock Options.”

2. Except as amended above, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, GenVec, Inc. has executed this amendment to the Plan, as of this 22nd day of November, 2013.

GENVEC, INC.

By:	/s/ Douglas J. Swirsky
Name:	Douglas J. Swirsky
Title:	President and Chief Executive Officer